EXHIBIT 99.2

NEWS RELEASE

Contact:	Cory Olson
Senior Vice President and Treasurer
(214) 303-3645

P.I. Aquino
Assistant Treasurer
(214) 303-3437

DEAN FOODS REALIGNS ORGANIZATION
TO SHARPEN FOCUS ON STRATEGIC BRANDS

     DALLAS, May 8, 2003 – Dean Foods Company (NYSE: DF) today announced several organizational changes designed to enhance the company’s branded products strategy and to enable the company to realize additional manufacturing efficiencies. The result of these changes will be to create the Dean Branded Products Group, which will be responsible for marketing and selling Dean’s nationally branded products, and to transfer all of the company’s private label dairy products and all dairy manufacturing assets to the Dean Dairy Group.

     Over the balance of 2003, responsibility for manufacturing, selling and distributing Morningstar Foods’ extensive portfolio of private label, long shelf-life dairy products will be shifted to the company’s Dairy Group. Morningstar Foods will be renamed Dean Branded Products Group, and all of Morningstar Foods’ manufacturing facilities for both branded and private label products will be transferred to the Dairy Group, which will act as a manufacturing and distribution partner for the Dean Branded Products Group.

     The Dean Branded Products Group will be focused on the company’s strategic brand portfolio, which currently includes International Delight® coffee creamers, Hershey’s® milks and milkshakes, Land O Lakes® extended-shelf life dairy products, Folgers® Jakada® single-serve chilled coffee and milk beverage, Marie’s® dips and dressings and Dean’s® dips. The Dean Branded Products Group will sell and market the company’s nationally branded products and will add to its portfolio over time through the development or acquisition of new and innovative value-added products.

     “This is an important step to sharpen our focus, lower our cost structure and capitalize on our competitive advantages,” said Gregg Engles, chairman and chief executive officer of Dean Foods. “The creation of the Dean Branded Products Group will give us, for the first time, an organization solely and completely focused on driving the growth of our strategic brands. As we increasingly invest in branded growth, the Dean Branded Products Group is where we intend to invest in the resources necessary for success.

     “The shift of Morningstar’s private label dairy business into the Dairy Group will allow us to capitalize on our position as the nation’s leading dairy supplier by significantly expanding our Dairy Group’s product offerings and simplifying our customers’ supply chain,” continued Engles. “Moreover, consolidation of all domestic dairy manufacturing within the Dairy Group will create significant plant rationalization opportunities as we continue to lower our cost structure.”

     The company also announced the resignation of Herman “Bing” Graffunder, president of Morningstar Foods. Graffunder is leaving to pursue other interests, and will remain with the company through July 1. “Bing’s contributions to our company have been significant. We have been fortunate to have had the benefit of his talent and expertise over the last several years,” said Engles.

     The company noted that it has begun a targeted search for an individual to lead the Dean Branded Products Group and intends to complete the search quickly. In the interim, Engles will work closely with Graffunder and the Morningstar leadership team to ensure a smooth transition.

     White Wave, maker of Silk®, Sun Soy® and White Wave® soy products, will continue to be managed and run separately in Boulder, Co., under the leadership of Steve Demos, president and founder. Demos will continue to report directly to Engles. Jim Greisinger, president of Specialty Foods, will continue in his role, and will now report directly to Engles.

     “We remain committed to driving increased shareholder value, and I am confident that these changes will enable us to become a stronger organization, capable of capturing the tremendous opportunities ahead,” Engles concluded.

     For segment reporting purposes, 2003 will be treated as a transition year during which segment results will be reported consistently with prior years. Realignment of the Dairy Group and the Branded Products Group is expected to be complete by January 2004. At that time, a new segment reporting structure will be established, and the operating results of the new Dean Foods Branded Products Group will be aggregated with White Wave, thereby reflecting only the results of the strategic brand portfolio. The Dairy Group segment will then include the results of Morningstar Foods’ current private-label business, in addition to its historical fluid dairy operations.

     Dean Foods Company is one of the nation’s leading food and beverage companies. The company produces a full line of company-branded and private label dairy products such as milk and milk-based beverages, ice cream, coffee creamers, half and half, whipping cream, whipped toppings, sour cream, cottage cheese, yogurt, dips, dressings and soy milk. The company is also a leading manufacturer of pickles and other specialty food products, juice, juice drinks and water. The company operates over 120 plants in 36 U.S. states and Spain, and employs approximately 28,000 people.

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to the company’s expectation that it will benefit from its re-aligned organization structure, including specifically through lowering its cost structure and enhancing its branded product strategy. These statements involve risks and uncertainties which may cause results to differ materially from the statements set forth in this press release. The company’s ability to profit from its branding initiatives will depend on a number of factors, including primarily consumer acceptance of the company’s products. The company’s ability to meaningfully lower its cost structure within the projected timeframe will also depend on a number of factors, including whether and how quickly it can identify and implement cost saving initiatives. The forward-looking statements in this press release speak only as of the date of this release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

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